Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-74459) pertaining to the Ingles Markets, Incorporated Investment/Profit Sharing Plan of our report dated June 17, 2004, with respect to the consolidated financial statements and schedule of Ingles Markets, Incorporated Investment/Profit Sharing Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2003 and the three month period ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Greenville, South Carolina

June 28, 2004